EXHIBIT 77K
Change in Independent Registered Public Accounting Firm

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On October 27, 2016, Deloitte & Touche LLP (?Deloitte?) was replaced as the independent registered public accounting firm for the Funds. People?s United Bank, the parent entity of
Gerstein Fisher following a change in control transaction that closed effective on
November 2, 2016, had an existing non-audit relationship with Deloitte and to avoid an independence issue, requested that the Trust?s Audit Committee replace Deloitte as the independent registered public accounting firm for the Funds.

The reports of Deloitte on the financial statements of the Funds for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years and through October 27,
2016, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their report on the financial statements for such years.

The Funds, with the approval of its Board of Trustees and its Audit Committee, engaged
Cohen & Company, Ltd. as the new independent registered public accounting firm for the
Funds, as of October 27, 2016.